UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 10, 2011

Date of Report (date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 10, 2011, the Compensation Committee of the Company’s Board of Directors approved the Company’s 2011 corporate bonus plan. The purpose of the bonus plan is to reward employees for successful achievement of certain corporate performance goals based on revenue, operating income and specific performance targets during fiscal year 2011.

Except for certain of the Company’s sales representatives who are under a sales compensation plan, all full-time regular employees, including the executive officers listed in the table below, are eligible to participate in the 2011 corporate bonus plan. Eligible employees must remain employed by the Company at the time awards are paid out under the program in order to receive their awards, if any. The Compensation Committee may modify, amend, revoke or suspend the 2011 corporate bonus plan at any time in its sole discretion.

The Compensation Committee set target bonuses under the 2011 corporate bonus plan applicable to the Company’s executive officers. If the Company’s actual performance equals the goals approved by the Compensation Committee, the actual bonus payable may be up to 100% of the target bonus. The target bonus for Stephen J. Fanning, the Company’s president and chief executive officer, is 80% of his base salary; the target bonus for John F. Glenn, the Company’s chief financial officer, and Clint Carnell, the Company’s chief operating officer, is 50% of their respective base salaries; and for each other executive officer, the target bonus is 40% of his or her respective base salary.

Bonuses are payable based on actual achievement against six-month and 12-month performance targets in the categories of revenue, operating income and specific performance targets, with the revenue goal weighted at 34% and operating income and the performance targets weighted at 33% each of the total annualized bonus opportunity. Participants may receive additional bonus above the target bonus based on an accelerator formula for 12 month results that exceed target, and specified minimum amounts of revenue and net income must be achieved before any bonus may be paid, and if achieved at the minimum level the payout is 35% of the target bonus amount. The six-month bonus opportunity represents approximately 40% of the full-year bonus opportunity.

The Compensation Committee retains the discretion to increase, reduce or eliminate the bonus that otherwise might be payable under the 2011 corporate bonus plan based on actual performance as compared to the Company’s goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: February 16, 2011	By:	/s/ John F. Glenn
John F. Glenn
Chief Financial Officer